Exhibit 10.39

Certificate

Our bank provides Guanke (Fujian) Electron Technological Industry Co., Ltd in 2010 with credit line of RMB Sixty Eight Million Yuan with AAA credit rating and 1 year deadline, the credit line can be used for short-term liquidity loans and international trade financing.

Hereby certified.

Jinjiang County Branch of Agricultural Bank of China Co., Ltd (seal)
Date: September 2, 2010